EXHIBIT 21

NetPay International, Inc. Subsidiaries

The companies listed below are the majority-owned subsidiaries of the registrant as of December 31, 2020.

Name of Subsidiary	% of ownership	State in which Incorporated
NetPay (USA), Inc.*	90%	Delaware

* NetPay (USA), Inc. was established on September 24, 2018, placed in service on December 5, 2018.